Exhibit 10.2

i2 TECHNOLOGIES, INC.

RESTRICTED STOCK AGREEMENT

AGREEMENT made this 28th day of March 2005, by and between i2 Technologies, Inc., a Delaware corporation (the “Corporation”), and Michael E. McGrath (the “Executive”).

WHEREAS, the Corporation has established the i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan (“Plan”).

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation determined that the Executive be granted shares of Common Stock (“Stock”) subject to the restrictions stated below, as reflected in the terms and conditions contained in the Employment Agreement by and between the Executive and the Corporation made as of February 27, 2005 and as amended March 28, 2005 (the “Employment Agreement”) and as hereinafter set forth.

(a)Grant of Shares. Subject to the terms and conditions of this Agreement and the Plan and the approval of the Corporation’s stockholders at the 2005 annual meeting of stockholders, if necessary, the Corporation hereby grants 50,000 shares of restricted Common Stock (the “Restricted Shares”).

(b)Vesting Schedule. The Restricted Shares shall vest in full upon the earliest of (i) the Executive’s completion of six (6) months of employment as the chief executive officer of the Corporation, (ii) the successful placement of a successor chief executive officer or (iii) the Executive’s termination of employment other than for Cause (as such term is defined in the Employment Agreement).

(c)Forfeiture of Restricted Shares. Upon the Executive’s termination of employment for any reason, any Restricted Shares that are not vested shall be forfeited and returned to the Corporation.

(d)Transfer Restrictions.

(1)Restriction on Transfer. The Executive shall not transfer, assign, encumber or otherwise dispose of any of the Restricted Shares until such time as he is vested in the shares in accordance with Paragraph 2.

(2)Restrictive Legend. The stock certificate for the Restricted Shares shall be endorsed with the following restrictive legend:

“The shares represented by this certificate are unvested and subject to forfeiture and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement dated March 28, 2005 between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation’s principal corporate offices.”

(e)Escrow. The Corporation shall have the right to hold the Restricted Shares in escrow until those shares have vested in accordance with the Vesting Schedule specified in Paragraph 2.

(f)Stockholder Rights. The Executive (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Restricted Shares, subject, however, to the transfer restrictions of this Agreement.

(g)Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Restricted Shares shall be immediately subject to the vesting, forfeiture and escrow requirements hereunder, but only to the extent the Restricted Shares are at the time covered by such requirements. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of securities subject to this Agreement in order to reflect the effect of any such Recapitalization upon the Corporation’s capital structure. For purposes of this Agreement, Recapitalization shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation’s outstanding Common Stock as a class without the Corporation’s receipt of consideration.

(h)Special Tax Election.

(1)Section 83(b) Election. Under Code Section 83 of the Internal Revenue Code (the “Code”), the excess of the fair market value of the Restricted Shares on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income on the lapse date. The Executive may elect under Code Section 83(b) to be taxed at the time the Restricted Shares are acquired, rather than when and as such Restricted Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT II HERETO. THE EXECUTIVE UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME AS THE FORFEITURE RESTRICTIONS LAPSE.

(2)FILING RESPONSIBILITY. THE EXECUTIVE ACKNOWLEDGES THAT IT IS THE EXECUTIVE’S SOLE RESPONSIBILITY, AND NOT THE CORPORATION’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF THE EXECUTIVE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.

(i)General Provisions.

(1)No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any parent or subsidiary) or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s service at any time for any reason, with or without cause.

(2)Compliance with Law. Under no circumstances shall shares of Common Stock or other assets be issued or delivered to the Executive pursuant to the provisions of this Agreement unless, in the opinion of counsel for the Corporation or its successors, there shall have been compliance with all applicable requirements of Federal and state securities laws, all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is at the time listed for trading and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

(3)Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

(4)Executive Undertaking. The Executive hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Executive or the Restricted Shares pursuant to the provisions of this Agreement.

(5)Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

(6)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

(7)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon the Executive, the Executive’s assigns and the legal representatives, heirs and legatees of the Executive’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

i2 TECHNOLOGIES, INC.

By:	/s/ Robert C. Donohoo
Robert C. Donohoo
Title:	Senior Vice President and General Counsel

/s/ Michael E. McGrath
Michael E. McGrath

Address: